EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
International Housing Solutions S.à r.l	Luxembourg
International Housing Solutions (US) LLC	Maryland
International Housing Solutions (Pty) Ltd	South Africa
MMA Energy Capital, LLC	Delaware
MMA Equity Corporation	Florida
MMA Financial Holdings, Inc.	Florida
MMA Financial International, LLC	Maryland
MMA Financial TC, LLC	Delaware
MMA Financial, Inc.	Maryland
MMA New Initiatives, LLC	Maryland
MMA TEI GP, LLC	Maryland
MuniMae Holdings, LLC	Maryland
MuniMae Portfolio Services, LLC	Maryland
MuniMae TEI Holdings, LLC	Maryland
South Africa Workforce Housing Fund (SA GP) (Proprietary) Ltd	South Africa
SAWHF (Cayman) GP, Ltd	Cayman Islands